Exhibit 5.1
October 2, 2006
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
Ladies and Gentlemen:
     We have acted as counsel to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the potential offer and sale from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) by the Company, of (i) shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock, par value $5.00 per share (the “Preferred Stock”) and (iii) one or more series of debt securities of the Company (the “Debt Securities”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the accuracy of such assumptions or items relied upon.
     The Debt Securities will be issued pursuant to and governed by an amended and restated indenture, dated as of December 1, 1995, between the Company and the Bank of New York (as successor trustee to Bank One, N.A.) and one or more supplemental indentures to be entered into between the Company and the Bank of New York (together, the “Indenture”).
     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company (including, without limitation, the Indenture), such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.
     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of statements contained in the Indenture and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others and assume compliance on the part of all parties to the Indenture with their covenants and agreements contained therein.

     To the extent it may be relevant to the opinions expressed below, we have assumed that (i) the Company will have sufficient authorized but unissued and unreserved shares of Common Stock and Preferred Stock on the date of any issuance of such shares registered pursuant to the Registration Statement, (ii) the parties to the Indenture, other than the Company, have the power and authority to enter into and perform such Indenture, and to consummate the transactions contemplated thereby, (iii) the Indenture has been duly authorized, executed and delivered by, and constitutes legal, valid and binding obligations of such parties enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the Indenture, and (iv) the Company will comply with all applicable laws.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. When (i) the Board of Directors of the Company or a duly constituted and acting committee thereof (collectively, the “Board”) and any persons delegated such authority have taken all necessary corporate action to approve the issuance of shares of Common Stock and/or to establish the terms and approve the issuance of shares of Preferred Stock (such shares of Common Stock and/or Preferred Stock, collectively, the “Shares”) and (ii) such Shares have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable Prospectus Supplement against payment therefor in an amount in excess of the par value thereof, such Shares will be validly issued, fully paid and non-assessable.
     2. When (i) the Board and any persons delegated such authority have taken all necessary corporate action to approve the issuance and terms of any class or series of the Debt Securities, the terms of the offering thereof, and related matters, (ii) such Debt Securities have been issued and sold against payment therefor upon the terms and conditions set forth in the Indenture, Registration Statement, the Prospectus and the applicable Prospectus Supplement, and (iii) such Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture, then such Debt Securities will be validly authorized and issued and binding obligations of the Company, enforceable in accordance with their terms.
The opinions set forth above are subject to the following:
     (A) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;
     (B) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and
     (C) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

     The opinions expressed herein are limited to the laws of the States of New York and North Carolina and the federal law of the United States, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
Moore & Van Allen PLLC
/s/ Moore & Van Allen PLLC